Exhibit 19.1
PROGYNY, INC.

Statement of Policy Concerning Trading in Company Securities
____________________________________________________________________________________

I.    Summary of Policy Concerning Trading in Company Securities

A.    Restrictions on Trading in Company Securities

It is the general policy of Progyny, Inc. and its subsidiaries (collectively, the “Company”) that it will, without exception, comply with all applicable laws and regulations in conducting its business; and that, when carrying out Company business, directors, officers, and employees must avoid any activity that violates applicable laws or regulations. To that end, when trading in Company securities, each director, officer, and employee of the Company and each other person listed below is expected to abide by this Statement of Policy Concerning Trading in Company Securities (such policy, the “Trading Policy”). In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations detailed in Rule 10b5-1, including, but not limited to, applicable cooling-off periods and limitations on overlapping plans, as well as any requirements and guidelines adopted by the Company from time to time described in the Company’s Rule 10b5-1 Trading Plan Guidelines.

B.    Who is Subject to this Trading Policy

Except where stated otherwise, this Trading Policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally. We refer to these individuals and entities collectively as “Insiders”:

•directors, officers, and employees of the Company and its subsidiaries;

•contractors, consultants, and certain other persons who may have access to material non-public information of the Company;

•spouses, domestic partners, parents, minor children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law of such directors, officers or employees (collectively, “Family Members”);

•persons who share a household with any director, officer or employee of the Company (regardless of whether or not such person is a Family Member);

•anyone to whom directors, officers or employees provide significant financial support; and

•unless otherwise determined by the Company, any entity or account over which the persons listed above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential information on a regular basis, this Trading Policy subjects directors, officers and certain employees (the “Window Group”) to additional restrictions on trading in Company securities as discussed in Section II.C. below. In addition, directors, officers and certain employees with knowledge of material non-public information may be subject to ad hoc restrictions on trading from time to time.

Furthermore, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit A hereto, and the prior approval of the General Counsel.

II.    Prohibition on Trading in Securities While in Possession of Material Non-Public Information

A.    General Rule and What is Material

U.S. federal securities laws prohibit Company’s Insiders from using information about the Company in the purchase and sale of securities, such as the Company’s shares of common stock, bonds, notes, debentures, limited partnership units or other equity or debt securities.

For example, if an employee of a company learns material information through the course of their employment, they are prohibited from buying or selling securities (including the Company’s securities and the securities of other companies that could be impacted by such information) until such information has been adequately disclosed to the public. This is because such employee knows information that could cause the price of the security to change and has a duty to the company not to use the information for their personal gain. Trading on the basis of material non-public information is fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If you have any uncertainty about whether non-public information is material, you should consult with the General Counsel and otherwise treat it as if it were material. Some examples of information that could be considered material include:

•significant changes in the Company’s prospects or key performance indicators;

•actual, anticipated or targeted revenue, earnings, dividends and other financial information;

•operational developments that could affect the Company’s financial performance or forecasts, such as changes in the Company’s relationship (contractual or otherwise) with a key client or vendor;

•financial, sales and other significant internal business forecasts or a change in previously released estimates;

•pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions or the expansion or curtailment of operations;

•significant cybersecurity or data protection events, including, but not limited to, any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information;

•proposed equity or debt offerings or significant borrowing;

•changes in debt ratings or analyst upgrades or downgrades of the Company or one of its securities;

•significant changes in accounting treatment, write-offs or effective tax rate or financial restatements;

•pending or threatened significant litigation or governmental investigation or the resolution of such matters;

•liquidity problems or impending bankruptcy;

•auditor notification that the Company may no longer rely on an audit report;

•changes to the membership of board of directors or executive leadership; and

•stock splits, repurchase plans or other corporate actions.

In this Trading Policy, we use the term “non-public information” to refer to information that has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (for example, the filing of a Form 8-K or issuance of a press release) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is non-public information. Furthermore, it is illegal for any Insider in possession of material non-public information to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, the tipper and the tippee may both be held liable.

Information obtained in the course of employment or service as a director, contractor or consultant does not belong to individual Insiders who may handle it or otherwise become knowledgeable about it. The information is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company without authorization violates their confidentiality obligations to the Company and may be in breach of their fiduciary, loyalty or other duties to the Company. More particularly, trading on the basis of non-public information of the Company harms the Company and its investors.

The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), prosecutors and plaintiffs’ lawyers devote considerable resources to identifying insider trading. A breach of the insider trading laws could expose an Insider or anyone who trades on information provided by an Insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. In addition, the mere perception that an Insider traded with the knowledge of material non-public information could harm the reputation of the Company and that Insider. Accordingly, this Trading Policy is in some cases more restrictive than what applicable insider trading laws might otherwise require.

B.    Guidelines

The following guidelines should be followed to ensure compliance with applicable anti-fraud laws and with this Trading Policy and other applicable Company policies:

1.Nondisclosure. Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it or with prior approval of the General Counsel. No Insider should discuss material non-public information in public places or in common areas on Company property.

2.Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities when such Insider has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and increasing or decreasing investment in Company securities through a retirement account. Except as provided in Section II.C.3. below, the exercise of employee stock options for cash and participating in the Company’s employee stock purchase plan are not subject to this Trading Policy. However, the purchase of stock upon the exercise of options and the sale of stock that was acquired upon exercise of a stock option will be treated like any other stock and may not be sold by an Insider who is in possession of material non-public information, including in a “cashless” exercise because this involves a market sale. Any Insider who possesses material non-public information should wait until after one full trading day after the information has been publicly released before trading, except as otherwise set forth in this Trading Policy or as otherwise directed by the General Counsel. There is no exception to this Trading Policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.Trading in Another Company’s Securities. No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another company, if the Insider learns in the course of their employment or service as a director, contractor or consultant material non-public information that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a Company employee learned through their role at the Company that the Company intended to amend or terminate a material client or vendor contract and then placed an order to buy or sell stock in that client or vendor company because of the likely increase or decrease in the value of its securities.

4.Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of an Insider in conflict with the best interests of the Company and its stockholders. Although this Trading Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company’s culture.

C.    Additional Restrictions on the Window Group

1.Window Group Defined. The Window Group consists of (i) directors and executive officers of the Company and their executive assistants and Family Members, (ii) certain employees who may have regular or specific access to material non-public information of the Company as a result of their positions with the Company and (iii) such other persons and entities as may be designated from time to time and informed of such status by the Company’s General Counsel.

2.Trading Window. Trading by the Window Group is permitted only after the completion of one full trading day following an earnings release with respect to the preceding fiscal period until the thirtieth calendar day prior to an earnings release for the then-current fiscal quarter, except for the fourth quarter of a fiscal year, in which case trading will be permitted until the last calendar day of the quarter (the “Window”). From time to time, the General Counsel may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a material development that has not yet been publicly disclosed. No reasons may be provided, and the closing of the Window may itself constitute material non-public information that should not be communicated.

3.Pre-Clearance. All transactions by Window Group members, including the exercise of any options, are subject to prior review and clearance by the General Counsel. Notwithstanding pre-clearance, every person is individually responsible for their compliance with this Trading Policy and with applicable insider trading laws.

The restrictions set forth in Sections II. B. and II.C. do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period and only if the Window Group member does not have knowledge of material non-public information.

D.    Hedging and Derivatives

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. Individuals who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in their employer’s stock, it may arouse suspicion by the SEC that such person was trading on the basis of material non-public information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that they did not know about the announcement or event.

If the SEC or FINRA were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement or event, they would likely investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from engaging in derivative transactions as described above involving the Company’s stock.

E.    Pledging of Securities, Margin Accounts

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material non-public information or is otherwise not permitted to trade in Company securities, the

Company prohibits Insiders from pledging Company securities under any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F.    Applicability of U.S. Securities Laws to International Transactions

All Insiders of the Company, which includes its domestic and international subsidiaries, are subject to this Trading Policy. In addition, U.S. securities laws may be applicable to trades in the Company’s securities executed outside the United States or by an employee is located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by outside legal counsel for compliance not only with applicable local law but also for possible application of U.S. securities laws.

G.    Gifts of Securities

Unless otherwise approved by the General Counsel in limited circumstances, gifts of Company securities should only be made (i) when an Insider is not in possession of material non-public information and (ii) during a Window. Gifts of Company securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.B. and II.C.

H.    Affiliated Fund Sales and Distributions

Sales and distributions of Company securities by a venture capital partnership, private equity fund or other similar entity with which a Company director is affiliated to its partners, members or other similar persons are generally subject to this Trading Policy, unless the entity provides evidence satisfactory to the General Counsel that such entity has adequate policies and procedures in place to ensure that individuals making investment decisions on its behalf would not violate insider trading laws. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel, to determine the process and timing for any such sales or distributions based on all relevant facts and circumstances and applicable securities laws.

I.    Applicability Following Termination of Employment, Service or Affiliation

The prohibition on trading in the Company’s securities or in the securities of another Company while in possession of material non-public information continues even after an Insider’s employment, service or affiliation with the Company terminates. Insiders whose employment, service or affiliation with the Company terminates will continue to be subject to the additional restrictions of this Trading Policy until the later of (i) completion of one full trading day following the first earnings release after an Insider’s last day of employment, service or affiliation or (ii) ninety days after an Insider’s last day of employment, service or affiliation.

Exhibit A

Company Trading Policies and Procedures

These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material non-public information concerning the Company (“MNPI”). Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Trading Policy.

1.Policy. It is the Company’s policy that no Repurchases may take place outside a Window or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a Rule 10b5-1 Plan or otherwise in compliance with applicable law.

2.Trading Activity. Any Repurchases (other than Repurchases made pursuant to a Rule 10b5-1 Plan), or the adoption of a Rule 10b5-1 Plan to effect Repurchases, shall be subject to the following procedures:

(a)    The adoption of a Rule 10b5-1 Plan shall be subject to prior written approval by the General Counsel. The General Counsel shall take such steps as they deem reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including, but not limited to, consulting with other members of senior management (each, an “Authorized Officer”) and/or outside legal counsel.

(b)    With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, the General Counsel or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.

(c)    Once the General Counsel and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.

3.Recordkeeping. The General Counsel shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.

4.Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the Trading Policy and these policies and procedures consistent with the Company’s employee training policies.

5.Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the General Counsel if they deem such modifications or waivers are appropriate based on particular facts and circumstances and in compliance with applicable law.

6.Amendments. These policies and procedures may be reviewed periodically as determined by the General Counsel. Any material amendments to these policies and procedures shall require the approval of the General Counsel.
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